Exhibit 5.2

April 15, 2026

Strawberry Fields REIT, Inc.

5683 North Lincoln Ave.

Chicago IL 60659

Ladies and Gentlemen:

We are acting as counsel to Strawberry Fields REIT, Inc., a Maryland corporation (the “Company”), in connection with its filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933. Such registration statement registers Company securities, specifically: (i) shares of common stock; (ii) shares of preferred stock; (iii) warrants to purchase equity securities; (iv) subscription rights; and (v) units consisting of two or more of the foregoing, up to a maximum aggregate offering price of $200,000,000.

In connection with the filing of the registration statement, we have examined such corporate records, certificates and other documents, and such matters of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that:

1. When, as, and if: (a) any particular series of warrants has been duly authorized and duly established in accordance with any applicable warrant agreement and applicable law; (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution, and delivery of such warrants (and any required amendment or supplement to any applicable warrant agreement); and (c) the warrants have been duly executed, attested, issued, and delivered by duly authorized officers against payment therefor in accordance with such authorization, any applicable warrant agreement, any applicable purchase agreement and applicable law and authenticated by any warrant agent, such warrants (including any warrants duly executed and delivered upon the exchange or conversion of warrants that are exchangeable or convertible into another series of warrants) will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When, as, and if: (a) any subscription rights have been duly authorized and duly established in accordance with any applicable subscription rights agreement and applicable law; (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution, and delivery of such subscription rights (and any required amendment or supplement to any applicable subscription rights agreement); and (c) any subscription rights agreements have been duly executed, attested, issued, and delivered by duly authorized officers against payment therefore, if applicable, in accordance with such authorization, any applicable subscription rights agreement, any applicable purchase agreement and applicable law and authenticated by any subscription rights agent and the rights certificates evidencing the subscription rights have been authenticated by a rights agent, such subscription rights will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

3. When, as, and if: (a) any units have been duly authorized and duly established in accordance with applicable law; (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of such units; and (c) the units have been duly executed, attested, issued and delivered by duly authorized officers, such units will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The foregoing opinion is limited to United States Federal laws and the laws of the State of Florida, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Maryland law, we note that you have received an opinion, dated on or about the date hereof, of Shapiro Sher Guinot & Sandler, P.A.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement, the prospectus contained therein or any related prospectus supplement or other offering material relating to the offer and sale of the securities offered thereby.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed that all governing documents under which any securities are to be issued will have been duly authorized, executed, and delivered by all parties thereto. We have further assumed that the issuance or delivery by the Company of any other securities, or of any other property, upon exercise or otherwise pursuant to the terms of the offered securities, will be effected pursuant to authority granted in resolutions duly adopted by the Board of Directors, or a duly authorized committee thereof, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. We have further assumed that the authority granted in resolutions duly adopted by the Board of Directors, or a duly authorized committee thereof, will remain in effect at all relevant times and that no securities will be issued, or other action taken, in contravention of any applicable limit as may be established pursuant to such resolutions from time to time.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in any prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ Igler and Pearlman, P.A.

Igler and Pearlman, P.A.